Exhibit 107
Calculation of Filing Fee Table

Form S-1/A
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(Form Type)

Kalera Public Limited Company
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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares, par value $0.0001 per share	457(c)	16,743,750(2)	$4.75(3)	$79,532,812.50	0.0000927	$7,372.69
	Equity	Warrants to purchase 6,171,875 ordinary shares	457(c)	6,171,875(4)	$0.28(5)	$1,728,125	0.0000927	$160.20
	Equity	Ordinary shares, par value $0.0001 per share	457(g)	14,437,500(6)	$11.50(7)	$166,031,250	0.0000927	$15,391.10
Total Offering Amounts						$247,292,187.5		$22,923.99
Fees Previously Paid(8)								$22,923.99
Total Fee Offsets								—
Net Fee Due								$22,923.99

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Kalera Ordinary Shares registered for sale by the selling securityholders named in this registration statement, consisting of (a) 1,796,875 Kalera Ordinary Shares issued in connection with the Business Combination to the Sponsor, (b) 6,171,875 Kalera Ordinary Shares issuable upon the exercise of the Kalera Warrants held by the Sponsor, (c) 275,000 Kalera Ordinary Shares issued to Maxim Partners LLC in connection with a settlement agreement, (d) 1,000,000 Kalera Ordinary Shares issuable upon the conversion of the Secured Convertible Bridge Promissory Note, (e) 2,300,000 Kalera Ordinary Shares issued to Armistice pursuant to the Securities Purchase Agreement, and (f) 5,200,000 Kalera Ordinary Shares issuable upon the exercise of the private warrants issued to Armistice under the Securities Purchase Agreement.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Kalera Ordinary Shares (KAL) on the Nasdaq Capital Market of The

Exhibit 107
Nasdaq Stock Market LLC on July 15, 2022 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.
(4)Kalera Warrants issued to the Sponsor in connection with the Business Combination, registered for sale by the Sponsor as selling securityholder.
(5)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Kalera Warrants (KALWW) on the Nasdaq Capital Market of The Nasdaq Stock Market LLC on July 15, 2022 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.
(6)Reflects the Kalera Ordinary Shares that may be issued upon exercise of outstanding Kalera Warrants.
(7)Calculated pursuant to Rule 457(g), based on the exercise price of the Kalera Warrants.
(8)The Registrant previously paid a total of $22,923.99 in connection with the prior filing of the registration statement.